Exhibit 5.1

November 14, 2008

Hampton Roads Bankshares, Inc.

999 Waterside Dr., Suite 200

Norfolk, Virginia 23510

Ladies and Gentlemen:

This letter is in reference to the Registration Statement on Form S-4 filed by Hampton Roads Bankshares, Inc. (the “Company”) with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (as amended, the “Registration Statement”). The Registration Statement relates to up to 9,660,771 shares of the Company’s common stock, par value $0.625 per share (the “Common Shares”), and up to 60,816 of the Company’s preferred shares (the “Preferred Shares,” and collectively with the Common Shares, the “Shares”) to be issued to the shareholders of Gateway Financial Holdings, Inc. (“Gateway Financial”), pursuant to the Agreement and Plan of Merger, dated as of September 23, 2008, by and between the Company and Gateway Financial (the “Agreement”).

As counsel to the Company, we have participated in the preparation of the Registration Statement. We have examined such corporate proceedings, records and documents as we considered necessary for the purposes of this opinion. We have relied upon certificates of officers of the Company where we have deemed it necessary in connection with our opinion.

With respect to the issuance and sale of any series of the Preferred Shares, we have assumed that an appropriate statement establishing the series or an amendment to the Company’s articles of incorporation, setting forth the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications and restrictions thereof, with respect to any such series of Preferred Shares will have been duly adopted by the Company’s Board of Directors (or an authorized committee thereof) and filed with and accepted by the Virginia State Corporation Commission.

Based on such examination and subject to the foregoing, it is our opinion that the Shares have been or will be duly authorized and, when issued as contemplated in the Registration Statement and the Agreement, will be validly issued, fully paid and non-assessable under the laws of the Commonwealth of Virginia.

Board of Directors

Hampton Roads Bankshares, Inc.

November 13, 2008

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the proxy statement/prospectus that forms a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

WILLIAMS MULLEN

By: /s/ William A. Old, Jr.

        William A. Old, Jr., a Shareholder